[OFTEL LETTERHEAD]
                       Office of Telecommunications


               SOUTH HERTFORDSHIRE BROADBAND CABLE FRANCHISE

MODIFICATIONS OF THE CONDITIONS OF THE Licence GRANTED TO JONES CABLE GROUP OF SOUTH HERTFORDSHIRE LIMITED ON 15 OCTOBER 1990

Whereas the Secretary of State granted to Jones Cable Group of South Hertfordshire Limited on 15 October 1990 a Licence ("the Licence") under section 7 of the Telecommunications Act 1984 ("the Act") for the running of the telecommunication systems specified in Annex A to the License;

Whereas the Director General of Telecommunications ("the Director"), in accordance with section 12 of the Act, published on 3 September 1992 and on 18 November 1993 notices ("the Notices") stating that he proposed to make the modifications specified in the Notices and setting out their effect, stating the reasons why he proposed to make the modifications and specifying that representations and objections to the proposed modifications could be made no later than 1 November 1992 and 20 December 1993 respectively;

Whereas the Director has considered pursuant to Section 12 of the Act all the representations and objections made to him concerning the proposed modifications;

Whereas copies of the Notices have been sent to the Licensee and the Licensee has consented to the making of the modifications;

And whereas copies of the Notices have been sent by the Director to the Secretary of State and the Secretary of State has not directed the Director not to make any of the modifications;

Now therefore the Director, in exercise of the powers conferred on him by section 12 of the Act, hereby makes the following modifications of the Conditions in Schedule 1 to the License.

1. The modifications set out in the attached Annex shall have effect and shall come into force on the date on which they are made.

2. The Interpretation Act 1978 shall apply to this instrument as though it were an Act of Parliament.


                                 /s/ Anna Walker
                                 MRS A WALKER
                                 a person authorised in that behalf under
                                 paragraph 8 of Schedule 1 to the Act

                                                                        Annex



                        TELECOMMUNICATIONS ACT 1984



Modifications of the Conditions of the Licence granted to Jones Cable Group of South Hertfordshire Limited on 15 October 1990 to run telecommunication systems in the area of South Hertfordshire


    Condition                     Subject                 Page

                      Installation of the
        1             Applicable Cabled Systems......      2
        3             Directory Information..........      3
        8             Interconnection................      4
        8A            Equal Access...................      10
        8b            Essential Interfaces...........      17
        10            Retailers/Service Providers....      21
        11            Price Notifications............      24
        15            Voice Telephony................      25
                      International Simple Resale
       15A            Services.......................      27
        25            Metering, Billing, etc.........      32
       29A            Numbering Arrangements.........      36
       32A            Controlled Services............      43
                      Provision of Special
       32B            Facilities.....................      47
                      Private Circuits to other
        40            PTOs...........................      49
        41            Changes in Shareholders........      52
        44            Financial Statements...........      54
        45            Agreement Documents............      55
                      Exceptions and Limitations
        46            on Obligations in Schedule 1...      56
                      Minor and Consequential
                      Amendments.....................      57


CONDITION  1


INSTALLATION OF APPLICABLE CABLED SYSTEMS AND PROVISION OF TELECOMMUNICATION SERVICES


In Condition 1.2(a), as modified by determinations made by the Director on 17 May 1991 and 7 November 1991, after the words

"        (i)    1 March 1992 not less than 5,000 premises;"

substitute the following:-

"        ii)   31 December 1993 not less than 28,000 premises; and

       (iii)   31 December 1994 not less than 60,000 premises;".

In Condition 1 in paragraph 1.2(b), for the words:-

          "1 March 1994" substitute:-

         "31 December 1995".

In Condition 1.3, for the words "at any time before 1 March 1993" substitute "at any time before 31 December 1994".

CONDITION 3

DIRECTORY INFORMATION

For Condition 3.2(b) substitute:-


         "(b) supply to the operator of that Other System, whether by providing on-line access to the Licensee's electronic database referred to in paragraph 3.2(c) or by providing directories of the kind ref erred to in paragraph 3.1(b) or by providing the totality of the contents of that database in machine readable form, directory information about persons to whom the Licensee provides switched voice telephony services and do so for the purpose of enabling that operator to provide directory information about such services provided by means of the Applicable Cabled Systems and that Other System when connected together and to route calls, and do so in a form which is sufficient to meet any reasonable request of that operator for those purposes having regard in particular to the cost to, and the reasonable convenience of, the Licensee and that operator and to the desirability of that operator being able to use complete and up to date directory information; and

         (c) where the operator of that Other System requests the Licensee pursuant to and in accordance with paragraph 3.2(b) to provide access including on-line access or including the provision of an appropriate storage medium containing the data in machine readable form, to all the names, addresses and telephone numbers on the electronic database which is used by the Licensee to provide by means of the Applicable Cabled Systems directory information services to persons to whom the Licensee provides switched voice telephony services then the Licensee shall grant such access on reasonable terms (which may include recovery of fully allocated costs and a reasonable return on capital employed) provided that:

               (i) the operator of that Other System undertakes to use the directory information only for the purpose of providing directory information services or to route calls;
               (ii) the Licensee may lawfully provide such information to the operator of the Other System; and

              (iii) the Licensee shall not be required to do anything in contravention of the Data Protection Act 1984.".

In Condition 3.5 after "3.2" insert "(a)".

CONDITION 8

INTERCONNECTION

For Condition 8.5(a) substitute:-

         "(a) that the cost of anything done pursuant to or in connection with the agreement including fully allocated costs attributable to the services to be provided and taking into account relevant overheads and a reasonable rate of return on attributable assets is apportioned equitably between the Licensee and the Operator;".

At the end of paragraph 8.5 add:-

         "(g) that without prejudice to paragraph 8.5A the Licensee may be required to carry out any work which the agreement requires it to carry out within an appropriate period of time having regard to all the circumstances which would be reasonable for an efficient telecommunications operator who was not required to give the particular work priority over work for the Licensee's customers generally.".

After paragraph 8.5 insert:-

"8.5A where in pursuance of such an application as is referred to in paragraph 8.5 the Director determines any charge (or the means of calculating any charge) payable in respect of the establishment of a connection between the Applicable Cabled Systems and the system of the Operator he shall do so in accordance with the following provisions:

1        Any costs incurred in the establishment of such a connection, including (without limitation) the provision of dedicated capacity at a point (a 'point of connection') at which the Applicable Cabled Systems and the Operator's system are connected, but not transmission capacity, shall be shared between the parties according to the proportions in which each of them will bill the customers originating calls which are to be conveyed over the point of connection. The proportions shall be derived from forecasts by each party of the capacity required to convey those calls for which the respective parties will bill customers originating them. These costs shall be assessed on the basis of:

         (a)   the Licensee's or the Operator's respective fully   allocated
               costs of the establishment of the connection including a reasonable contribution to relevant overheads; and

         (b) the application to relevant capital employed of a reasonable rate of return on attributable assets.
2        Any determination of any charge (or the means of calculating the same) to be payable under paragraph 1 above may include a provision that no such charge shall be payable where the party imposing the charge fails to provide the connection within six months (or such longer period as the Licensee and the Operator may agree) of the date of the request therefor, provided that this provision shall not apply in any particular case unless it is reasonable in all the circumstances for it to apply. It shall be deemed not to be reasonable if:

         (a) it was not reasonably practicable for any reason for the first party to provide the connection in time;

         (b) the other party's request for the connection was unreasonable in quantum having regard to its current and future needs; or

         (c) in order to comply with the time period the Licensee would have had to give priority to making the connection beyond that given to its own customers generally.

3        The period referred to in paragraph 2 shall be extended by such period as equates to or, if there is no period that equates, as is reasonably commensurate with, delays attributable to any default or lack of cooperation by the Operator, or to force majeure of any kind.

4        Where one party has in pursuance of a provision in the agreement required the other party to provide a connection and subsequently cancels the order, it shall reimburse the other party for all costs (assessed on the basis of that party's fully allocated costs, together with a reasonable rate of return on attributable assets) incurred by the other party in the provision of the connection up to the date of cancellation.".

After paragraph 8.8 insert:-

"8.8A.1   This paragraph 8.8A applies where:

         (a) an Operator establishes a prima facie case that the Licensee is unreasonably not performing an obligation which he is required to perform under an agreement entered into under paragraph 8.1;

         (b)   the Director considers that:

               (i) the obligation ought to be performed in order to achieve the purposes of paragraph 8.1;

              (ii) the Operator is not able satisfactorily to enforce the agreement so that the obligation is performed within such time as the Director considers necessary and the balance of convenience requires the Director to take action under this paragraph rather than leave it to the Courts; and

             (iii) the Operator has performed all its obligations which are relevant to the Licensee's obligation that is allegedly not being performed; and

         (c) paragraph 8.8 does not apply.


8.8A.2   Where this paragraph 8.8A applies the Director may require the
Licensee to perform the obligation subject to such conditions as are reasonable in the circumstances having regard, in particular, to the permitted terms and conditions which apply and to anything which the Operator may reasonably be expected to do in order to mitigate the effects of the Licensee's failure to perform its obligation.

8.8A.3   Before making a requirement under paragraph 8.8A.2 the Director shall notify the Licensee of the prima facie case established by the Operator, his conclusions thereon, and on the matters referred to in paragraph 8.8A.1(b) and the direction he proposes to make. The Licensee shall be afforded adequate time in which to make representations.

8.8B.1   Notwithstanding, and without prejudice to, any of  the foregoing provisions of this Condition, if the Director considers that there is likely to be a category comprising a sufficient number of Operators seeking determinations under paragraph 8.5 for whom standard terms and conditions would be appropriate, he may require the Licensee to publish standard provisions (including, without limitation, charges or the method for calculating them) which set out the terms on which the Licensee will enter into an agreement under paragraph 8.1 with Operators of that particular category.

8.8B.2   If on an application by an Operator in that  category the Director is satisfied that the Operator has established a prima facie case that any such standard term or condition proposed by the Licensee is unreasonable and that the Licensee has acted unreasonably in relation to negotiations on that term or condition, the Director may, if he considers it necessary to do so, either determine that the Licensee shall modify that standard provision in such a way as to make the term reasonable in the agreement with the Operator, or modify that standard provision in such a way in the provisions published under paragraph 8.8B.1.

In applying this paragraph 8.8B.2:


         (a) any such standard provision shall be confined to the subject matter of the term or condition proposed by the Licensee except that, where the Director considers that a term or condition is essential in relation to subject matter not covered by any term or condition proposed by the Licensee, he may determine a term or condition to cover the subject matter;

         (b) the Licensee shall not be deemed to have acted unreasonably merely by virtue of having proposed the term or condition in question; and

         (c) no determination may be made in relation to any provision which would be subject to the Unfair Contract Terms Act 1977.

8.8B.3   Before making a determination under paragraph  8.8B.2 the Director shall notify to the Licensee and the Operator the grounds of the Operator's application and his conclusions thereon and the modification he proposes to make or require the Licensee to make, and shall afford the Licensee and the Operator adequate time, being not less than 28 days, in which to make representations.

8.8B.4   Where an Operator makes an application to the Director under paragraph 8.5, the Director may treat the application as an application under paragraph 8.8B.2 above and act accordingly.

8.8B.5   For the avoidance of doubt the provisions of paragraphs 8.5 and 8.5A shall apply in respect of any determination made under this paragraph as they apply in relation to a determination made under paragraph 8.5.".


CONDITION 8A

EQUAL ACCESS

After Condition 8 insert:-

"Condition 8A

EQUAL ACCESS

8A.1   This Condition applies in respect of any Long Line Public
Telecommunications Operator (the term 'Operator' referring in this Condition 8A to such an Operator) with whom the Licensee has entered into an agreement as required by Condition 8.1 and where the Director has made a direction under paragraph 8A.2.

8A.2     (a)   At any time after the date on which the Licensee first provides
               25 per cent of the available Exchange Lines either in any local call charge area of British Telecommunications plc or in the Licensed Area the Director may, subject to the provisions of paragraph 8A.3, make a direction that whenever an Operator so requests after a date specified in the direction the Licensee shall make Equal Access available in respect of that Operator, in an area or areas in relation to which the condition set out above is met, on the basis set out in this Condition 8A;

         (b) The direction shall contain a functional specification of exchange software for the provision of Equal Access. The specification shall be that submitted to the Director by the Licensee (following receipt of a request from the Director) or, if the Director, having carried out such consultation as appears to him appropriate, considers that specification to be unsatisfactory, in a form determined by the Director. Before making such a determination the Director shall notify the Licensee as to why the Licensee's specification is unsatisfactory and give the Licensee the opportunity to make representations.



8A.3   The Director shall not make a direction under  paragraph 8A.2 unless:

         (a) he has carried out a cost-benefit analysis comparing the likely benefits to telecommunications customers to be gained from the introduction of Equal Access with all costs likely to be incurred, including opportunity costs, which analysis indicates that the gains outweigh the likely costs; and

         (b) in his opinion sufficient arrangements in relation to the pricing of telecommunication services provided by the Licensee have been made in relation to the following matters to achieve fair competition:

              (i) the extent to which the Licensee has been able to balance its charges to align them more appropriately with costs;

             (ii) the extent to which regulatory controls, whether imposed by this Licence or otherwise and including voluntary commitments, affect the balance referred to in paragraph 8A.3(b)(i);

            (iii) the amount and structure of charges payable to the Licensee by virtue of agreements with Operators entered into by the Licensee under Condition 8; and

             (iv) the extent to which charges are payable to the Licensee by virtue of Condition 20.


8A.4      When carrying out the cost-benefit analysis referred to in paragraph
8A.3(a), the Director shall consult the Licensee and such other persons as appear to him appropriate, affording them a reasonable period, being not less than 28 days, in which to make representations, and he shall take their representations into account when reaching his conclusions. On conclusion of the analysis he shall make it available to the Licensee and such other persons.

8A.5      (a)  In this Condition 'Equal Access' means a facility   provided to
               an Operator whereby he can arrange with a customer of the Licensee that, following a request by that customer to the Licensee, the customer may choose over which public telecommunications system, being a system run by a Long Line
               Public Telecommunications Operator, to route National and
               International calls made by means of an Exchange Line provided to him by the Licensee. The choice shall be exercisable in either of the following ways, at the option of the customer:


               (i) by preselection, that is to say that the customer may, by registering a preference with the Licensee, name a particular such Operator for the conveyance of all such calls. The Licensee may offer to provide a facility to override the preference in the case of any particular call; or

              (ii)   on a call-by-call basis, that is to say   that the
                     customer must, for each call, exercise his choice by dialling a short initial code designated for the particular such Operator (or the Licensee) chosen by the customer for the call in question. The respective initial codes for the Licensee and for all Operators shall be of equal length.


               'National' and 'International' calls shall be defined by reference to the Licensee's charges and other terms and conditions published in accordance with Condition 11.

         (b) The Licensee shall not require the customer to acquire any special equipment or to pay any fee as a prerequisite to his being able to obtain the Equal Access facility. For the avoidance of doubt the Licensee may impose a charge if a customer who has registered a preference changes that preference in any way.


8A.6   Where a Long Line Public Telecommunications Operator (within the meaning of that term in Condition 8) requires the Licensee to provide Equal Access, and specifies exchanges forming part of the Applicable Cabled Systems at which it is to be provided, and the Licensee has not, after a reasonable period, entered into an agreement with that Operator for the provision of Equal Access, the Director may, on the application of either the Licensee or the Operator, determine the terms and conditions of the agreement, being terms and conditions necessary for the provision of Equal Access, or such terms and conditions which the Licensee and the Operator have failed to agree.

8A.7   Before making a determination under paragraph 8A.6, the Director shall:

         (a) carry out in relation to the operator concerned an analysis taking into account the results of the analysis referred to in paragraph 8A.3(a) comparing the benefits likely to be gained with all the costs incurred and likely to be incurred, including opportunity costs. The provisions of paragraph 8A.4 shall apply to the analysis. The purpose shall be to decide whether, in relation to that Operator's request for Equal Access, the costs will outweigh the benefits; and

               (i) if the Director concludes that the costs will outweigh the benefits, his determination shall secure that no part of those costs shall be borne by the Licensee;

             (ii) if the Director concludes that the benefits will outweigh the costs, his determination shall secure that the costs are apportioned as provided in paragraph 8A.10; and

         (b) notify the Licensee and that Operator in respect of which terms and conditions he proposes to make a determination, and why, and shall afford the Licensee and that Operator adequate time, being not less than 28 days, in which to make representations.


8A.8   In making a determination under paragraph 8A.6, the Director shall:

         (a) subject to paragraph 8A.10, secure that the principles set out in Condition 8.5(a) to (g), so far as applicable, are achieved; and

         (b) secure that the Licensee's obligation in relation to the provision of Equal Access is limited to:

               (i) the acceptance of registrations of such preference as is referred to in sub-paragraph 8A.5(a)(i);

              (ii) the delivering of calls to the Operator's system in accordance with the choice of the Licensee's customers as described in paragraph 8A.5; and

             (iii) the provision of facilities contained in the specification referred to in paragraph 8A.2(b).

8A.9     (a)   Where the Director makes a determination under paragraph 8A.6
               he shall secure that any   development of the Applicable Cabled
               Systems made necessary thereby is consistent with the
               Licensee's then planned programme of network   modernisation
               and development and in particular that the Licensee is not required to introduce Equal Access at any exchange if to do so would involve either:

               (i) modernising the exchange in a case where, but for the proposed introduction of Equal Access, the exchange would not have been modernised at that time; or

               (ii) a significant risk of impairment to the quality of telecommunication services provided by means of the Applicable Cabled Systems.

         (b) Subject to paragraph 8A.9(a), where the Director makes a determination under paragraph 8A.6 the following shall apply in relation to the preparation of exchanges for Equal Access.

               (i) The determination may require the Licensee to introduce Equal Access within a reasonable period. At a digital exchange to which the determination relates which does not require conversion for the introduction of Equal Access, a reasonable period for adapting the exchange to provide Equal Access shall be six months. In relation to such an exchange which does require conversion, or any other exchange of an exchange type which is capable of conversion to provide Equal Access, a reasonable period for conversion and adaptation shall, subject to paragraph 8A.9(a), be eighteen months. Different periods may be specified for different exchanges.

               (ii) Where at the date of the determination an exchange to which it relates is not digital, and is of an exchange type which is not capable of conversion to provide Equal Access, the Licensee shall ensure (subject to paragraph 8A.9(a)) that, when modernisation to digital is planned, the specification therefor provides for Equal Access.

8A.10   Where, in an analysis carried out under paragraph 8A.7(a), the
Director concludes that the benefits will outweigh the costs, any determination under paragraph 8A.6 shall secure that the Licensee's costs of introducing Equal Access are apportioned according to the following provisions.

         (a) The following costs of introducing Equal Access, among any others which the Director may consider relevant, shall be included among those brought into account:

               (i) costs incurred by the Licensee which are not related to any particular locality consisting of initial development and set-up costs including, without limitation, the costs
                     of hardware design and production, the costs   of
                     software development and the costs of planning and training;

               (ii) costs incurred by the Licensee in relation to a particular locality where an Operator has requested the introduction of Equal Access, consisting of initial development and set-up costs in relation to that locality including, without limitation, the costs of installation of hardware and software and the costs of distribution of necessary documentation and instructions and of training;

              (iii) the incremental costs of providing at any particular locality Equal Access to any further Operator after the first Operator at that locality;

               (iv)  the costs per customer of registering   preferences and
                     of implementing arrangements for the initial code referred to in paragraph 8A.5(a)(ii); and

               (v) the costs per customer of changing registered preferences or removing, in relation to any particular Exchange Line, arrangements for the initial code.

         (b)   Subject to paragraph 8A.10(c) and (d):

              (i) the costs referred to in paragraph 8A.10(a)(i) shall be apportioned between the Licensee and Operators who make requirements under paragraph 8A.6. The costs shall initially be apportioned between the Licensee and the first such Operator. Procedures will be established for subsequent Operators to make a proportionate contribution to the costs in such manner as the Director shall determine from time to time;

             (ii) the costs referred to in paragraph 8A.10(a)(ii) shall be apportioned between the Licensee and Operators who make requirements under paragraph 8A.6 in relation to the particular locality. The apportionment rules set out in paragraph 8A.10(b)(i) shall apply mutatis mutandis;

            (iii) where the addition of an Operator at a locality reduces the contribution to the costs of Equal Access at that locality of the Licensee and the other Operators, the procedures in paragraph 8A.10(b)(i) shall apply mutatis mutandis to the costs referred to in paragraph 8A.10(a)(iii). In any other case that Operator shall pay such costs;

             (iv) the costs referred to in paragraph 8A.10(a)(iv) and (v) above shall be met by the Long Line Public Telecommunications Operator, whether the Licensee or an Operator, to whom the customer chooses to route calls by registering a preference or, where the customer exercises choice on a call-by-call basis, apportioned equitably among the Long Line Public Telecommunications Operators (including, where appropriate, the Licensee) to whom the customer has the option of routing calls from time to time.

         (c) The apportionment of the costs referred to in paragraph 8A.10(a)(i), (ii) and (iii) shall reflect equitably the benefit to the Operator and his customers, actual and potential, of the implementation of Equal Access in relation to that Operator.

         (d) Before determining any apportionment of any costs referred to in paragraph 8A.10(a), the Director shall inform the Licensee and the Operator of his proposed determination, together with a full explanation of how it is calculated, and shall allow the Licensee and the Operator a reasonable period, being not less than 28 days, in which to make representations.

8A.11   In this Condition 8A, potential customers include those customers of the Licensee who it is reasonable to expect will apply for the Equal Access facility, and "Exchange Line" shall have the meaning given to it in Condition 6.

8A.12   The provisions of this Condition form part of Condition 8 and accordingly shall be treated for all purposes as contained in and laid down in Condition 8.".


CONDITION 8B

ESSENTIAL INTERFACES

After Condition 8A insert:-

"Condition 8B

ESSENTIAL INTERFACES

8B.1   This Condition is without prejudice to Condition 8.

8B.2     (a)   The Director may, having first notified the Licensee of his proposal, affording the Licensee adequate time, being not less than 28 days, in which to make representations, specify an Essential Interface.

         (b) "Essential Interface" means in respect of a point of connection, as defined in Condition 8.5A1, an interface at which in the opinion of the Director it is essential that interoperability between the Applicable Cabled Systems and the respective Operator's systems is available.

8B.3     (a)   Where in pursuance of paragraph 8B.2 the Director specifies an interface as an Essential Interface, and the Licensee thereafter makes that interface available to an Operator in relation to its Applicable Cabled Systems, it shall do so in such a manner as it considers appropriate, but shall ensure such availability in compliance with the Relevant Standard if the Operator so requires.

         (b)   "Relevant Standard" means:

               (i) an appropriate European or other international standard, or

               (ii) in the absence of such a standard, any other standard specified by the Director after notifying the Licensee of his proposal and allowing the Licensee adequate time, being not less than 28 days, in which to make representations, provided that the Director shall not specify a standard if an appropriate European or other international standard is expected to be promulgated within a reasonable time, including, by way of example, if the European Telecommunications Standards Institute have published a work programme for the development of such a standard, to the extent that such a standard is necessary to ensure interoperability.

         (c) Where in pursuance of paragraph 8B.3(b)(ii) the Director specifies a standard as a Relevant Standard, he shall include in that Standard a technical specification. The Director shall use all reasonable endeavors to obtain the agreement of the Licensee and other relevant licensees to a technical specification applicable to the Standard, being a specification defined by reference to:-

               (i) an appropriate European or other international specification, or

               (ii) in the absence of such a specification, a specification defined by reference to any other standard having currency within the European Community at the time.

               Where after a reasonable time the Director has been unable to secure the agreement of the Licensee and other relevant licensees to a technical specification, the Director shall adopt for inclusion in the Relevant Standard an appropriate technical specification selected by him which has been promulgated by a recognised standards body, including, by way of example, the European Telecommunications Standards Institute, or the British Standards Institution, or other such body as is recognised by the Director as representative of all relevant telecommunications interests.

         (d) In any event the Director shall specify a Relevant Standard in pursuance of paragraph 8B.3(b) only if the owners of relevant intellectual property rights have agreed to grant any necessary Licences in respect thereof to the Licensee on reasonable terms.

8B.4       For the avoidance of doubt this Condition shall not:

           (a) without prejudice to paragraph 8B.3, prevent the Licensee using such interfaces as it considers appropriate in relation to the Applicable Cabled Systems; or

           (b) where it makes available to an Operator an interface which the Director has specified as an Essential Interface, require the Licensee to comply with the Relevant Standard if the Operator does not require it to do so.

8B.5       When implementing an Essential Interface, the Licensee shall not be obliged to conform with the Relevant Standard:

           (a)  if to do so would necessitate the Licensee:

                (i) acquiring apparatus, software or other goods or supplies of any kind, or implementing any operation, incompatible with, as the case may be, apparatus, software or such other goods or supplies already at the time in use, or the subject at the time of contracts for their procurement for use, in connection with any of the Applicable Cabled Systems, or, in the case of an operation, incompatible with any other operation being carried out at the time in connection therewith, or

                (ii) incurring any cost, or having to resolve technical difficulties, disproportionate to the benefits to be gained from the implementation of the Relevant Standard,

                provided that the Licensee shall take reasonable steps to incorporate the Relevant Standard in its plans for network development, with a view to implementation of that Standard in connection with the Applicable Cabled Systems, but without the Licensee incurring any incremental expenditure disproportionate to the benefits to be gained from the implementation of the Relevant Standard which, but for the implementation of the Relevant Standard, would not have been incurred;

           (b) if the Relevant Standard is inappropriate for the particular application for any reason, including, without limitation:

                (i) that it does not afford the Licensee adequate protection for the security of the Applicable Cabled Systems;

                (ii) that its implementation would be liable to cause material impairment in the quality of any telecommunications service provided by means of any of the Applicable Cabled Systems;

               (iii) that it does not cater adequately for billing, metering or other customer administration systems; or

                (iv) that it is technically inadequate in the light of technical developments which have taken place since it was originally created;

           (c) if the Essential Interface concerned is of a genuinely innovative nature and accordingly the use in connection with it of the Relevant Standard would not be appropriate;

           (d) if compliance with the Relevant Standard would involve the infringement by the Licensee of any intellectual property right vested in any person; or

           (e)  if the Director so agrees.

8B.6 Where paragraph 8B.5(b) or (c) applies the Licensee shall notify the Director thereof, with an explanation why.

8B.7       It is a precondition of any obligation on the Licensee under this
Condition that equivalent obligations as are contained in this Condition are included in the respective Licences of all Operators.

8B.8       In this Condition "Operator" has the meaning given to it in
Condition 8.1.".


SERVICE PROVIDERS

In Condition 10.2 after "to provide by means of the Applicable Cabled Systems any service other than" delete "(i) Connection Services; or (ii)".

After Condition 10.3 add:-

"10.4    Where the Director determines that the Licensee has 25% or more of what is in the Director's opinion the relevant market as respects the provision of any telecommunication service of a particular description (other than cable television services) in any part or locality of the United Kingdom paragraphs 10.5 to 10.10 of this Condition shall come into force in respect of such services in such part or locality of the United Kingdom specified in that determination and on such date as the Director shall specify.

10.5 The Licensee shall, following a request by any Service Provider to do so, provide to that Service Provider any description of telecommunication service specified in any determination made under paragraph 10.4 and which the Licensee at the time the request is made offers to its customers generally and which is specified in the request, on terms which would not prohibit the Service Provider from contracting with another person to provide that person with that description of service.

10.6       (a)  If on an application by a Service Provider the Director is satisfied that the Service Provider has established a prima facie case that any charge, term or condition proposed by the Licensee is unreasonable and that the Licensee has acted unreasonably in relation to negotiations on it, the Director may, if he considers it necessary to do so, determine that the Licensee shall modify that provision in such a way as to make it reasonable, in the agreement with the Service Provider.

                In applying this paragraph:

                (i) no determination made shall affect any exclusion or restriction equivalent to one which is, at the relevant time, included in the Licensee's current usual terms and conditions upon which the Licensee provides the same description of service to the generality of the Licensee's customers in a way which would or might have the effect of rendering the position of the Licensee in relation to the provision of the service the subject of the determination worse than the position of the Licensee in relation to the provision of the same description of service to the generality of the Licensee's customers;

                (ii) any such modified provision shall be confined to the subject matter of the term or condition proposed by the Licensee except that, where the Director considers that a term or condition is essential in relation to subject matter not covered by any term or condition proposed by the Licensee, he may determine a term or condition to cover that subject matter;

               (iii) the Licensee shall not be deemed to have acted unreasonably merely by virtue of having proposed the term or condition in question; and

                (iv)    no  determination may be made in relation   to any
                        provision which would be subject to the Unfair Contract Terms Act 1977.

           (b)  Before making a determination under paragraph 10.6(a) the
                Director shall notify to the   Licensee and the Service
                Provider the grounds of the Service Provider's application and
                his    conclusions thereon and the modification he  proposes
                to make or require the Licensee to make, and shall afford the Licensee and the Service Provider adequate time, being not less than 28 days, in which to make representations.


10.7       (a)  Subject to the terms of this paragraph, any charge determined under paragraph 10.6 by the Director shall be determined by reference to the Licensee's usual charge ("the usual charge") for the provision to its customers generally of the service of the description in question ("the Service").

           (b) Any charge determined under paragraph 10.6 by the Director shall not be:-

                (i) less than the usual charge for the Service by an amount which exceeds any cost savings of the Licensee which are shown to be likely; or

                (ii) less than the usual charge for the Service plus any additional costs of the Licensee which are shown to be likely.

           (c) Where the cost to the Licensee of the provision of a service to a Service Provider exceeds the usual charge no charge determined under paragraph 10.6 shall be less than the usual charge.

           (d) In this paragraph "costs" means fully allocated costs and a reasonable rate of return on capital employed.

10.8 If at any time it appears to the Director that the Service Provider no longer satisfies the criteria within paragraph 10.10(a), the Director may, on giving not less than three months notice to both the Licensee and the Service Provider of his intention to do so, direct the Licensee to cease providing that description of telecommunication service to the Service Provider.

10.9 Where a direction given by the Director under paragraph 10.8 contains a statement that it appears to him that the need to protect the customers of the Service Provider or to protect any other person requires that the direction should be made without delay, the Director shall not be required to give the notice required to be given by paragraph 10.8 or any notice.

10.10      In this Condition "Service Provider" means:

           (a) any person proposing to carry on the business of re-selling any description of telecommunication service proposed to be provided to that person by the Licensee and in respect of whom the Licensee has no reason to believe that such person will be unable to carry on that business effectively, economically and efficiently; or

           (b) any person actually carrying on that business from time to time; or

           (c) where, on the application of any person proposing to carry on that business to whom the Licensee has refused to provide any telecommunication service, the Director is satisfied that such service has been refused and has determined that such service should be provided by the Licensee to such person, that person;

               but does not in any case mentioned in paragraph 10.10(a), 10.10(b) or 10.10(c) include any person who carries on or would carry on that business by means which necessarily involve the running of a telecommunication system by him or on his behalf.".

CONDITION 11

PRICE NOTIFICATIONS

At the end of paragraph 11.4(a) add:-

"In respect of a service to which paragraph 11.3 applies a copy of the notice shall be sent to the Director at the time the service is first provided.".

At the end of paragraph 11.4 insert:-

"Where the Licensee publishes a notice of an amendment to a charge in the form of an extract from the Licensee's price list the new price shall be clearly identifiable and the operative date specified.".


Condition 15

PROVISION OF VOICE TELEPHONY SERVICES

For Condition 15 substitute:-

"Condition 15

PROVISION OF VOICE TELEPHONY SERVICES

15.1   If:

         (a) the Licensee has become, in the opinion of the Director, a well established operator in the provision of voice telephony services within part of the Licensed Area; and

         (b) the arrangements made by the Licensee are inadequate to secure the availability of voice telephony services to any person within that part of the Licensed Area who may reasonably request them, the Director may direct the Licensee to take such steps as the Director considers appropriate for the purpose of securing that voice telephony services are available within that part or all of the Licensed Area to any person who may reasonably request them and the Licensee shall comply with any such direction.

15.2 The Licensee shall satisfy the Director within 42 days of each of the dates in Condition 1.2(a) and (b) that the Applicable Cabled Systems are capable of providing services for the purpose of sending and receiving voice telephony messages between the Applicable Cabled Systems and any other Specified Public Telecommunications System.

15.3 In order to satisfy the Director that the requirement referred to in paragraph 15.2 has been met it shall be sufficient for the Licensee to demonstrate that the capacity to supply voice telephony services exists throughout the Licensed Area by the Applicable Cabled Systems being installed so that there is sufficient space within the ducts to permit the insertion of any additional cables necessary to meet the requirement set out in paragraph
15.2 and accordingly this paragraph shall apply without prejudice to any obligation in Schedule 4 to this Licence relating to the provision of spare capacity in any ducts installed by the Licensee.

15.4 Nothing in this Condition shall be taken to require the Licensee to commence carrying on business in the supply of voice telephony services.

15.5 For the purposes of paragraph 15.1 a "well-established operator" means that the Licensee has 25% or more of what is in the opinion of the Director the relevant market (excluding cable television services), within the Licensed Area.

15.6 For the purpose of paragraph 15.3 "duct" means a structure or apparatus (with appropriate entry points) installed underground in such a way that Lines can be installed in it without having to break up the surface of the highway; and

"Line" has the meaning given to it by sub-paragraph (a) of the definition of "telecommunication apparatus" in paragraph 1 of Schedule 2 to the Act.".


CONDITION 15A

ARRANGEMENTS FOR INTERNATIONAL SIMPLE RESALE SERVICES

After Condition 15 insert:-

"Condition 15A

ARRANGEMENTS FOR INTERNATIONAL SIMPLE RESALE SERVICES

15A.1   The Licensee shall not provide any International Simple Voice Resale
Service by means of the Applicable Cabled Systems unless such services involve the conveyance of Messages conveyed by the Applicable Cabled Systems which have been or are to be conveyed also by the equivalent of a Public Switched Network in any country or territory:

         (i) which the Secretary of State has designated for the purpose of International Simple Voice Resale Services and is included in a list kept for the purpose by the Director and made available by him for inspection to the general public;

         (ii) in respect of which the Secretary of State has notified the Licensee that he has made such a designation; and

        (iii) which is not a country or territory in respect of which the Secretary of State has revoked such designation having first given the Licensee not less than 3 months' notice of his intention to do so.

15A.2   The Licensee shall not provide International Simple Data Resale
Services by means of the Applicable Cabled Systems unless the Secretary of State has specified a description of such Services which may be provided by means of the Applicable Cabled Systems and that specification appears in a list kept for the purpose by the Director and made available by him for inspection by the general public.

15A.3   Where it appears to the Secretary of State to be requisite or expedient to do so in the interests of maintaining or promoting effective competition in the conveyance of Messages to or from one or more countries or territories designated under paragraph 15A.l(i) he may, after consulting the Director, give the Licensee not less than 28 days' notice of his intention that the provisions of paragraphs 15A.5 and 15A.6 should apply in respect of such countries or territories as the Secretary of State has specified in that notice and has not by a further notice given before the expiry of the first notice cancelled that specification.

15A.4   Any notice given under paragraph 15A.3 shall appear in a list kept by the Director and made available by him for inspection by the general public.


15A.5   Subject to paragraph 15A.6, in respect of each  country or territory specified in a notice as varied by a second notice (if any) given under paragraph 15A.3 the Licensee shall secure that in any period specified in the notice ("the first period"), the ratio ("the first ratio") between:

         (a)   the volume of Messages comprised in International
               Simple Voice Resale Services and International Simple Data Resale Services which are conveyed by means of the Applicable Cabled Systems and are delivered to the United Kingdom from that country or territory; and

         (b) the volume of Messages comprised in International Simple Voice Resale Services and International Simple Data Resale Services which are conveyed by means of the Applicable Cabled Systems and are sent from the United Kingdom to that country or territory does not differ from the ratio ("the second ratio") for the previous specified period ("the second period") (the second ratio and the second period both being specified in the notice) between:

         (c) the total volume of all Messages delivered to the United Kingdom from that country or territory; and

         (d) the total volume of all Messages sent from the United Kingdom to that country or territory.

15A.6 Where the Secretary of State is unable for any reason to specify the second ratio and has informed the Licensee accordingly, the Licensee shall secure that in the first period the volume of Messages of the sort described in paragraph 15A.5(a) shall be equal to the volume of Messages of the sort described in paragraph 15A.5(b).

15A.7  In this condition:

         (a) "Public Switched Network" means a public telecommunication system by means of which two-way telecommunication services are provided whereby Messages are switched incidentally to their conveyance, and, for the avoidance of doubt, a Public Switched Network does not include Private Leased Circuits or International Private Leased Circuits.

         (b) "International Private Leased Circuit" means a communication facility which is:

               (i) comprised both in a public telecommunication system and in an equivalent telecommunication system in a country or territory other than the United Kingdom;

               (ii) for the conveyance of Messages between points, all of which are points of connection between telecommunication
                     systems referred   to in (i) and other telecommunication
                     systems;

              (iii) made available to a particular person or particular persons;

               (iv) such that all of the Messages transmitted at any of the points mentioned in (ii) are received at every other such point; and

               (v) such that the points mentioned in (ii) are fixed by the way in which the facility is installed and cannot otherwise be selected by persons or apparatus sending Messages by means of that facility.

         (c)   "International Simple Data Resale Services"    means
               telecommunication services consisting in the conveyance of
               Messages which do not include   two-way live speech, but
               include only such switching, processing, data storage or protocol conversion as is necessary for the conveyance of those Messages in real time, which have been or are to be conveyed by means of all of the following:

               (a)   a Public Switched Network;

               (b)   an International Private Leased Circuit; and

               (c) the equivalent of a Public Switched Network in another country or territory;

provided that there shall be disregarded:

               (aa) any service provided by means of a Public Switched Network consisting only in such conveyance and switching which when carried out by a customer of that Public Switched Network over a telecommunication system run by him could be carried out under the Class Licence for the Running of Self Provided Telecommunication Systems granted by the Secretary of State under section 7 of the Telecommunications Act 1984 on 30 July 1992; and

               (bb) any service provided by means of the Applicable Cabled Systems consisting only in such conveyance and switching
                     which when   carried out by a person other than a public
                     telecommunications operator over a   telecommunication
                     system run by him could be carried out under the Class Licence to Run Branch Systems to Provide Telecommunication Services granted by the Secretary of State under section
                     7 of the Telecommunications Act 1984 on 15 July 1992.

         (d) "International Simple Voice Resale Services" means telecommunication services consisting in the conveyance of Messages which include two-way live speech which have been or are to be conveyed by means of all of the following:

               (a)   a Public Switched Network;

               (b)   an International Private Leased Circuit; and

               (c) the equivalent of a Public Switched Network in another country or territory;

provided that there shall be disregarded:

               (aa)  any service provided by means of a Public Switched
                     Network consisting only in such conveyance and switching which when carried out by a customer of that Public Switched Network over a telecommunication system run by him could be carried out under the Class Licence for the Running of Self Provided Telecommunication Systems granted by the Secretary of State under section 7 of the Telecommunications Act 1984 on 30 July 1992; and

               (bb) any service provided by means of the Applicable Cabled Systems consisting only in such conveyance and switching which when carried out by a person other than a public telecommunications operator over a telecommunication system run by him could be carried out under the Class Licence to Run Branch Systems to Provide Telecommunication Services granted by the Secretary of State under section
                     7 of the Telecommunications Act 1984 on 15 July 1992.

         (e) "Private Leased Circuit" means a communication facility which is:

               (a) provided by means of one or more public telecommunication systems;

               (b) for the conveyance of Messages between points, all of which are points of connection between telecommunication systems referred to in paragraph (a) and other telecommunication systems;

               (c) made available to a particular person or particular persons;

               (d) such that all of the Messages transmitted at any of the points mentioned in paragraph (b) are received at every other such point; and

               (e) such that the points mentioned in paragraph (b) are fixed by the way in which the facility is installed and cannot otherwise be selected by persons or telecommunication apparatus sending Messages by means of that facility.".


CONDITION 25

METERING, BILLING ETC

For Condition 25 substitute:-

"Condition 25

METERING, BILLING ETC


25.1 As regards any description of meter in use on a date specified by the Director in connection with any of the Applicable Cabled Systems and so specified, the Licensee shall apply for approval as soon as practicable and in any case not later than such date as the Director may determine in relation to that description of meter.

25.2 As regards any description of meter specified by the Director and not in use in connection with the Applicable Cabled Systems on the date specified under paragraph 25.1, the Licensee shall, unless the Director consents otherwise, apply for approval no later than such date as further specified by the Director or not less than six months before the date on which the Licensee intends to bring that meter into such use, whichever shall be the later.

25.3 The Licensee shall not after such date as the Director may determine in relation to any description of meter specified by him, keep in or bring into use in connection with any of the Applicable Cabled Systems, any description of meter so specified which is not approved or for which the Licensee has not made an application for approval.

25.4 Where approval is not granted to or is withdrawn from a particular description of meter the Licensee shall, as soon as is reasonably practicable, either:

         (a) inform the Director of the action to be taken by the Licensee to remedy the absence of approval in relation to that description of meter and the anticipated date of such approval; or

         (b) inform the Director that the Licensee intends to cease use of that description of meter in connection with any of the Applicable Cabled Systems within a time reasonably practicable to the Licensee. On request of the Director, the Licensee shall provide the Director with a timetable for the withdrawal of that description of meter.


25.5 The Licensee shall not render any bill in respect of any description of telecommunication service provided by means of any of the Applicable Cabled Systems unless every amount (other than an indication of unit charge) stated in that bill is no higher than an amount which represents the true extent of any such service actually provided by the Licensee to the customer in question.
In this paragraph 25.5 "customer" does not include an operator within the meaning of Condition 8.

25.6 Without prejudice to the generality of paragraph 25.5, the Licensee shall at all times maintain in operation such a billing process as facilitates compliance by the Licensee with, and is calculated to prevent contravention by it of, that paragraph.

25.7 The Licensee shall not be regarded as being in contravention of its obligation under paragraph 25.5 except where the failure is in relation to the billing process and the Licensee has failed to take all reasonable steps to prevent a contravention of that obligation.

25.8 The Licensee shall keep such records as may be necessary or as may be determined by the Director to be necessary for the purpose of satisfying him that the billing process has the characteristics specified in relation to it by paragraph 25.6, provided that nothing in this paragraph shall require the Licensee to retain any records for more than 2 years from the date on which they came into being.

25.9 For the purpose of giving the Director an independent quality assurance from time to time that the billing process has the characteristics specified in relation to it by paragraph 25.6, the Licensee shall where the Director has prima facie grounds to believe the billing process does not have those characteristics and has so notified the Licensee, extend its prompt co-operation to the Director and, in particular, on request by the Director shall:

         (a) furnish the Director in accordance with his reasonable requirements with any information, document (including any facility enabling him to read data not held in readable form) or other thing;

         (b) carry out (or cause to be carried out by such person having such special expertise as the Director may specify and to whom the Director has raised no reasonable objection) in such manner as the Director may specify an examination of the whole or any part of the billing process and as soon as practicable after the conclusion of such examination furnish the Director with a written report by the Licensee or such specified person, as the case may be, of the results of such examination;

         (c) on reasonable notice by him allow at all reasonable times the Director and, in the case of any member of his staff, on production of his special authority in that behalf, access to any relevant premises, plant or equipment of the Licensee;

         (d) on reasonable notice by him allow at all reasonable times the Director and, in the case of any member of his staff, on production of his special authority in that behalf, to examine or test the whole or any part of the billing process including any plant or equipment whether or not forming part of any of the Applicable Cabled Systems;

         (e) for the purpose of paragraph 25.9(c) and (d), allow the Director to be accompanied by any person as the Director may specify and to whom the Licensee has raised no reasonable objection whose assistance he might reasonably require for the purpose mentioned at the beginning of this paragraph provided that the Director shall have given the Licensee notice (save in exceptional circumstances of at least 5 working days) of the identity of that person; and

         (f) install and keep installed any equipment (whether or not supplied by the Director) for the purpose of verifying:

               (i) the accuracy and reliability of any equipment or apparatus (including any meter) of the Licensee; and

               (ii) in the case of any meter which is or is required to be approved and is in use in connection with any of the Applicable Cabled Systems, compliance with any conditions or other matters which may be required as regards such use of that meter.

25.10 When this Condition first comes into force paragraphs 25.1, 25.2, 25.3 and 25.4 above shall only apply to any description of meter for voice frequency switched telecommunication services.

25.11  In this Condition:

         "approved" means approved under section 24 of the Act;

         "billing process" means metering systems and billing systems taken together, where "billing system" means the totality of all equipment, data, procedures and activities which the Licensee employs to determine the charges to be sought for service usage recorded by a metering system based on published or previously negotiated pricing structure and to present these charges on customers' bills; and "metering system" means the totality of all equipment, data, procedures and activities which the Licensee employs to determine the extent of any telecommunication services provided by means of any of the Applicable Cabled Systems;

         "information" includes accounts, estimates and returns; maintained, or to be installed or to be maintained, at the Licensee's premises, constructed or adapted for use in ascertaining the extent of telecommunication services provided by means of a telecommunication system and cognate expressions shall be construed accordingly; and

         "service" includes any service provided by any person to whom the Licensee is bound to account for any part of the amount charged by the Licensee.".


CONDITION 29A

NUMBERING ARRANGEMENTS

After Condition 29 insert:-

"Condition 29A

NUMBERING ARRANGEMENTS

29A.1   Subject to the provisions of this Condition, Condition 29 shall cease to have effect on the coming into force of this Condition.

29A.2   Any Numbering Plan in force immediately before the coming into effect of this Condition by virtue of paragraphs 29.1 to 29.4 shall remain in force until the adoption of any Numbering Plan amending or replacing the same under any of the following provisions of this Condition.

29A.3   Where before the coming into force of this  Condition the Licensee has furnished to the Director proposals in accordance with paragraph 29.5, the Director shall, notwithstanding paragraph 29A.1, make a determination in relation to those proposals in accordance with paragraph 29.6 and the Licensee shall adopt the Numbering Plan referred to in that paragraph as provided therein.

29A.4   Where before the coming into force of this  Condition the Licensee has adopted a Numbering Plan in accordance with paragraph 29.6, or the Director has made a determination under that paragraph (by virtue of which the Licensee shall adopt the Numbering Plan), the Numbering Plan so adopted shall be the Licensee's Numbering Plan until the Licensee adopts a Numbering Plan pursuant to the following provisions of this Condition. The Numbering Plan referred to in the following provisions of this Condition is the Numbering Plan adopted pursuant to those provisions.

29A.5 The Director may determine a Specified Numbering Scheme (the "Scheme") in accordance with the National Numbering Conventions (the "Conventions") published in accordance with paragraph 29A.9. and he will allocate Numbers from this Scheme to the Licensee in accordance with the Conventions. The initial allocation of Numbers to the Licensee shall be of those Numbers to which the Numbering Plan referred to in paragraphs 29A.3 and 29A.4 relates and of any other Numbers to which any other Numbering Plan in force immediately before such allocation relates, provided that, at such time of initial allocation, those Numbers are currently in use by the Licensee, and where not so in use, the Director shall have due regard to the Licensee's plans and future requirements for its use and allocation of additional Numbers. The Director shall, at the request from time to time of the Licensee, allocate to it;

         (a)   such quantity of additional Numbers as it may require; and

         (b) in accordance with the Conventions, such specific Numbers as it may request and which the Director is satisfied are not required for other purposes.

29A.6   The Licensee shall adopt a Numbering Plan for such Numbers as the
Director may allocate to it from time to time in accordance with the Conventions. It shall within three months of being notified of such allocation furnish details of the Numbering Plan to the Director, and keep him informed of material changes to the Numbering Plan as they occur. The Licensee shall also furnish details of the Numbering Plan together with any material changes to that Numbering Plan on request to any other person having a reasonable interest. Except where the Director agrees otherwise, the Numbering Plan shall be consistent with the Conventions published in accordance with paragraph 29A.9. If the Numbering Plan is not consistent with those Conventions, the Director may direct the Licensee to adopt and furnish him with a new Numbering Plan or to take such other reasonable remedial action which does not cause undue inconvenience to the Licensee's customers, as may be necessary to ensure consistency.

29A.7   The Licensee shall install, maintain and adjust its switched
Applicable Cabled Systems so that those Systems route Messages and otherwise operate in accordance with the Numbering Plan, including any requirement relating to Portability contained in paragraph 29A.11. The Licensee shall not use Numbers other than those allocated to it from the Scheme except:

         (a)   with the written consent of the Director; or

         (b) where the use of those Numbers is the subject of an agreement to which Condition 8 applies.

29A.8(a) The Licensee shall provide to the Director on request, such information about its operations under its Numbering Plan as he may reasonably require to administer the Scheme and in particular on:-

               (i) the percentages of Numbers in significant ranges which have already been allocated to end-users or which for other reasons are unavailable for further allocation;

               (ii) any allocation of blocks of Numbers to any person for purposes other than end use;

              (iii) Numbers whose use has been transferred at an end-user's request to another Operator; and

               (iv) the Licensee's current forecasts of all of the above matters.

         (b) The Licensee shall not be required to provide information about individual end-user customers.

         (c) In making any such request the Director shall ensure that no undue burden is imposed on the Licensee in procuring and furnishing such information and, in particular, that the Licensee is not required to procure or furnish information which would not normally be available to it, unless the Director is satisfied that such information is essential to the administration of the Scheme.

29A.9(a) The Conventions referred to in this Condition will be a set of principles and rules published from time to time by the Director after consultation with interested parties who are members of the Telecommunications Numbering and Addressing Body and, if deemed appropriate, with end-users.

         (b) In consulting the said interested parties, the Director shall afford a reasonable period, not being less than 28 days, for them to make representations, and he shall take the said representations into account when publishing the Conventions. The Conventions shall govern the specification and application of the Scheme and the Numbering Plan of the Licensee and may also include such other matters relating to the use and management of Numbers as (but not limited to):

               (i) criteria and procedures relating to the application for, allocation of and withdrawal of numbers;

              (ii)   dialling plans;

             (iii)   access codes;

              (iv)   prefixes;

               (v) standard ways of recording Numbers for convenience or ease of use, such as the grouping of digits in Numbers of particular lengths;

              (vi) methods of enabling end-users to understand the meaning implicit in Numbers or other dialled digits, and in particular the rate at which a call to a particular Number will be chargeable;

             (vii) arrangements for the transfer of Numbers between Operators as a result of portability.

         (c) The Director may from time to time amend or withdraw a Convention already published, after consultation with interested parties who are members of the Telecommunications Numbering and Addressing Body. The Licensee shall not be required to comply with any such amendment or withdrawal unless the Licensee has been given a reasonable period of notice, such notice not being less than three months. Numbers allocated to the Licensee may only be withdrawn after similar consultation and notice, and the Director shall consult end-users affected by such withdrawal. Subject to overriding national interests, or where there is no alternative solution available, the power to withdraw Numbers shall not apply to any Numbers which the Director has approved from time to time as part of a specific service of the Licensee, which, as a result of investment by the Licensee, has a recognized identity and quality associated with that particular Number and which the Licensee is using and plans to continue to use.

29A.10   In deciding on the details of and any subsequent changes to the
Scheme and the Conventions, and when making or changing Number allocations within the Scheme or making determinations under this Condition, the Director shall ensure that the Scheme complies with the Conventions and shall have regard to:

         (a) the need for sufficient Numbers to be made available, having regard to the anticipated growth in demand for telecommunication services, together with the need for good husbandry of that supply at any time;

         (b) the need to ensure Compatibility with the Numbering Plans adopted or to be adopted by other public telecommunications operators;

         (c)   the convenience and preferences of end-users;

         (d)   the requirements of effective competition;

         (e) the practicability of implementing the Conventions in licensed systems by the date when the Conventions are intended to apply;

         (f) any costs or inconvenience imposed on the Licensee, other network operators, end-users and other interested parties (including those overseas);

         (g) any relevant international agreements, recommendations or standards;

         (h)   the views of the Licensee and other interested parties; and

         (i)   any other matters he regards as relevant.

29A.11 If directed to do so by the Director, the Licensee shall provide Portability to the extent set out in paragraph 29A.12.


29A.12 The Portability referred to in paragraph 29A.11 shall be such as will enable within a specified geographical area:

         (a) a person provided with an Exchange Line by the Licensee at an address at a set of premises to retain the same Number at the said address if, instead of that Exchange Line, he arranges for a line to be provided by another public telecommunications operator which if provided by the Licensee would have been an Exchange Line ("an Operator Exchange Line"); and

         (b) a person provided with an Operator Exchange Line at an address at a set of premises to retain the same Number at the said address if he arranges for an Exchange Line to be provided instead of that Operator Exchange Line by the Licensee.

29A.13 A direction or determination under this Licence will not determine how the costs of Portability are to be borne and a direction under paragraph 29A.11 will not be made in respect of a geographical area unless:

         (a) it is technically feasible for such Portability to be provided by the Applicable Cabled Systems throughout the said geographical area;

         (b)   (i)   the Director has carried out a cost-benefit analysis
                     comparing the likely benefits to telecommunications customers to be gained from the introduction of Portability in the whole of the Licensed Area with all costs likely to be incurred, including opportunity costs, which analysis indicates that in the geographical areas
                     (taken together) where Portability is expected to be provided the gains outweigh the likely costs;

               (ii) when carrying out the cost-benefit analysis referred to in sub-paragraph 29A.13(b)(i), the Director shall consult the Licensee and the other relevant public telecommunications operators, affording them each a reasonable period, being not less than 28 days, in which to make representations. On conclusion of the analysis, it shall be made available to the Licensee and those public telecommunications operators; and

         (c) any public telecommunications operator referred to in paragraph 29A.12 is willing to enter into an agreement with the Licensee to introduce and provide reciprocal Portability, and provides Portability accordingly.

29A.14 A direction under paragraph 29A.11 may specify the geographical areas and dates on which such Portability is to be introduced and any agreement or determination under Condition 8 may specify the methods by which calls are to be routed between the Applicable Cabled Systems and any Relevant Connectable System run by another public telecommunications operator for the purposes of providing Portability.

29A.15 The Licensee shall not, unless the Director consents otherwise, charge any person for a Number which is allocated to him (other than a coveted Number allocated to a person who is not a public telecommunications operator at the request of such a person), but nothing in this Condition shall preclude the Licensee from recovering from the operator of a Relevant System the reasonable costs associated with allocating Numbers to and routing calls to that System; save that in the case of any dispute or difference as to those costs the Director may determine them and the Licensee shall not be obliged so to allocate Numbers and route calls unless such operator agrees to bear the costs so determined.

29A.16 For the purposes of this Condition:

         "Compatibility" means the absence between the parties concerned of any reasonably foreseeable risk of -

               (a)   duplication of any Number; or

               (b) any other related or like effect; which would be liable to introduce ambiguity or errors or to impose undue restrictions on any user or group of users;

         "Exchange Line" has the meaning given to it in Condition 6;

         "Number" means any identifier which would need to be used in conjunction with any public switched service for the purposes of establishing a connection with any Network Termination Point, user, telecommunications apparatus connected to any public switched network or service element, but not including any identifier which is not accessible to the generality of users of a public switched service;

         "Numbering Plan" means a plan describing the method adopted or to be adopted for allocating and re-allocating a Number to any Network Termination Point or to any user, telecommunications apparatus or service element;

         "Relevant System" means a Connectable System which is, or is to be, connected to any of the switched Applicable Cabled Systems;

         "Relevant Apparatus" means any apparatus which is, or is to be, so connected;

         "Specified Numbering Scheme" means a scheme for the allocation and re-allocation of Numbers for the purposes of any of the switched Applicable Cabled Systems and the systems of other licensed Operators which is specified by the Director for the purposes of this Licence and described in a list kept for the purpose by him and made available by him for public inspection; and

         "Telecommunications Numbering and Addressing Body" means a body approved by the Director as representative of the Licensee, other public telecommunications operators and other persons whom the Director considers it appropriate to include in consultations about the content of the Conventions and the Scheme.

29A.17   For the avoidance of doubt, it is hereby declared that this Condition applies notwithstanding any arrangements for numbering arising by virtue of any agreement to which Condition 8 applies. But nothing in this paragraph shall affect the operation of any such agreements entered into before the coming into force of this Condition.

29A.18   The Numbers to which this Condition applies are Numbers:

         (a) of a class described in CCITT Recommendation E.160, E.163, E.164, E.165, E.166 or F.69 or their functional successors; or

         (b) which are of a class described in CCITT Recommendation X.121 and which include any Data Network Identification Code which has been:

               (i) allocated before 14 November 1986 in accordance with the Numbering Plan furnished to the Director in accordance with paragraph 29.1; or

               (ii) specified by the Director for the purposes of this Licence and described in a list kept for that purpose by the Director and made available by him for inspection to the general public.".


CONDITION 32A

CONTROLLED SERVICES

After Condition 32 insert:-

"Condition 32A

CONTROLLED SERVICES

32A.1 The Licensee may only provide a Controlled Service in whole or part by means of the Applicable Cabled Systems (whether or not Messages comprised in, or resulting from the provision of, such Services have previously been or are subsequently conveyed by any other public telecommunication system) where the Relevant Condition is satisfied.

32A.2 The Licensee may only provide a telecommunication service to another person by means of the Applicable Cabled Systems by means of which that person, to the knowledge of the Licensee, provides a Controlled Service (whether or not Messages comprised in, or resulting from the provision of, such Services have previously been or are subsequently conveyed by any other public telecommunication system) where the Relevant Condition is satisfied.

32A.3 The Relevant Condition is that there is in effect at the time the Controlled Service concerned is provided, a Code of Practice governing the provision of such a Service, which has been recognized by the Director for the purposes of this Condition after consultation with the Licensee and with any body which he considers to be representative of those wishing to provide such Services.

32A.4 A Code of Practice shall only be recognized for the purposes of Paragraph 32A.3 if the Director is satisfied that:

         (a) its provisions are capable of properly regulating the provision of the Controlled Services to which it relates and, without prejudice to the generality of the foregoing, make adequate provision for compensating those who suffer as a result of the provision of such Services; and

         (b) adequate arrangements have been made for the constitution of a body of persons to apply and administer the Code.

32A.5 A Code of Practice is recognized for the purposes of this Condition where it is specified as such in a determination made by the Director, and the Director may, at any time after such a Code is recognized and after giving not, less than one month's notice in writing of his intention to the body of persons applying and administering the Code, determine that its recognition be revoked if he is satisfied that its provisions are not capable of properly regulating the provision of the Controlled Services to which it relates or that it is not being properly applied and administered.

32A.6 For the purposes of this Condition the Director may recognize a Code of Practice in relation to any description of Controlled Service or to all Controlled Services and the provisions of this Condition shall apply accordingly.

32A.7 If a recommendation is made to the Director by the body of persons applying and administering a Code of Practice recognized under paragraph 32A.3 that any person (including the Licensee) should no longer be permitted or should not be permitted to provide a particular Controlled Service or any Controlled Services (whether or not he is providing it or them when the recommendation is made) and the Director considers it appropriate, he may direct the Licensee to cease to provide, or, as the case may be, not to provide that person or any other person with any service facilitating or enabling the provision of the relevant Controlled Service or Services or, as the case may be, itself cease to provide, or, as the case may be, not to provide the relevant Controlled Service or Services.

32A.8 The Director may determine, subject to such conditions as he, thinks fit, that:

         (a) any controlled Service of any description, or any individually specified such Service provided by a person named in the determination, is not to be treated as a Controlled Service for the purposes of this Condition; and

         (b) any individually specified Controlled Service in respect of which a determination under sub- paragraph (a) above has been made or which is within a description of Controlled Services in respect of which such a determination has been made, is to be treated as a Controlled Service for those purposes notwithstanding such determination;

         and where a determination of the kind specified in sub-paragraph (b) above is made the provisions of this Condition shall apply to such a Service from the date specified in the determination.


32A.9 Subject to paragraph 32A.8, the provisions of this Condition only apply to a Controlled Service in respect of which:

         (a) the person providing the Service obtains the whole or any part of his revenue from the Licensee (or, where that person is the Licensee, that part of the Licensee's business which provides the Service is credited with revenue from that part of its business which conveys the Messages comprised in, or resulting from the provision of, the Service), and;

         (b) the person responsible for paying the charges for the telephone calls by means of which the Service is obtained is billed by means of his telephone bill for any amount in respect of the provision of the Service.

32A.10   In this Condition:-

         (a) "Controlled Service" means any service of the following descriptions:-

               (i)   a Chatline Service; or

               (ii)  a Live Conversation Message Service.

         (b) "Chatline Service" means, subject to paragraph 32A.11 below, a service which consists of or includes:-

               (i) the enabling of more than two persons ("the participants") simultaneously to conduct a telephone conversation with one another without either:

                     (A)   each of them having agreed with each other; or

                     (B) one or more of them having agreed with the person enabling such a telephone conversation to be conducted;

               in advance of making the call enabling them to engage in the conversation the respective identities of the other intended Participants or the telephone numbers on which they can be called.


         (c) "Live Conversation Message Service" means a Message Service (other than a directory information service) which consists of the provision of live telephone conversation for any purpose, whether or not including the provision of information of any kind,

               (i) between the person providing the service (or a person acting on his behalf) and a person who obtains the service, or

               (ii) between a person who has independently called the service for the purpose of conducting a telephone conversation with one other such person, and such other person and, for the avoidance of doubt, it does not include a service provided by a human operator of the Licensee which is incidental to the conveyance of a voice telephony message.

         (d) "Message Service" means a service which consists of, or includes, the sending of speech, music or other sounds or signals to any person who obtains access to that service by means of a Public Switched Telephone Network.

         (e) "Public Switched Telephone Network" means any public telecommunications system which is used to provide switched voice telephony services to the general public.

32A.11 A service by which one or more additional persons who are known (by name or telephone number) to one or more of the parties conducting an established telephone conversation can be added to that conversation by means of being called by one or more of such parties is not on that account a Chatline Service if it would not otherwise be regarded as such a service.

32A.12 The provisions of the Condition shall cease to have effect on the making of a direction by the Director under Condition 32B to the extent specified in the direction.

32A.13 The provision of this Condition and Condition 32B shall come into force on such day as the Director may determine and different days may be so determined for different provisions or different purposes.".




CONDITION 32B

PROVISION OF SPECIAL FACILITIES

After Condition 32A insert:-

"Condition 32B

PROVISION OF SPECIAL FACILITIES

32B.1 The Licensee shall comply with any direction made under this paragraph which requires the Licensee to make available such of the facilities listed in paragraph 32B.2 as are specified in the direction. A direction under this paragraph shall be made by the Director after consultation with the Licensee and shall specify only facilities which the Director considers it will be technically and economically practicable for the Licensee to provide. The direction shall specify the date by which each facility is to be provided and the class or description of customer (whether described by reference to area or otherwise) to whom it is to be provided and shall be subject to such conditions as the Director thinks fit.

32B.2 The facilities referred to in paragraph 32B.1 are:-

         (a) The provision to any customer of the Licensee for voice telephony services who requests it of a bill or invoice showing, by reference to the number used to access the service, and the date and time on which access was obtained, the amount of any charge imposed by the Licensee for a telephone call to any service to which this Condition applies;

         (b) the notification to such a customer who requests it, as soon as reasonably practicable, of:

               (i) the date on which the total charges accrued within the standard billing period of the Licensee for voice telephony services and any other service to be included in the bill or invoice for such services exceed an amount specified by that customer being an amount, or one of a number of amounts, from time to time specified by the Licensee as being suitable for the purpose; or

               (ii) the date on which the aggregate charges accrued in any such period in respect of Chatline Services and Message Services to which this Condition applies exceed an amount determined from time to time by the Director; and

         (c) the barring, by means of apparatus forming part of the Applicable Cabled Systems, on request by any such customer, of access from any Exchange Line specified by that customer and in respect of which that customer is the customer of the Licensee, to all Chatline Services and Message Services to which this Condition applies;

32B.3 The services to which this Condition applies are those Chatline Services and Message Services in respect of which:

         (a) the person providing the service obtains the whole or any part of his revenue from the Licensee (or, where that person is the Licensee, that part of the Licensee's business which provides the Service is credited with revenue from the part of its business which conveys the Messages comprised in, or resulting from the provision of, the Service) and;

         (b) the person responsible for paying the charges for the telephone calls by means of which the Service is obtained is billed by means of his telephone bill for any amount in respect of the provision of the Service.

32B.4 In this Condition "Chatline Service" and "Message Service" have the respective meanings given to those terms in Condition 32A and "Exchange Line" has the meaning given to that term in Condition 6.".



CONDITION 40

PRIVATE CIRCUITS TO OTHER PTOs

For Condition 40 substitute:-

"Condition 40

PRIVATE CIRCUITS

40.1 Where the Licensee is a well-established operator and following the application of any public telecommunications operator for Private Circuits of a description which that operator is authorized by a Licence to provide the Licensee shall, in accordance with Condition 1, provide Private Circuits to that operator, unless the Director is satisfied:

         (a) that any reasonable demand is or is to be met by other means and that accordingly it would not be reasonable in the circumstances to require the Licensee to provide the Private Circuit in question; or

         (b) that the public telecommunications operator in question would be unduly reliant upon services provided by the Licensee as a means of satisfying his obligations under his license; and Condition 8 shall not apply in respect of any such application as is mentioned in this paragraph.

40.2 Where pursuant to Condition 11 the Licensee has published standard charges for Private Circuits of certain descriptions and proposes to provide Private Circuits of different or similar descriptions to an operator under this Condition and has published charges ("the specific charges") for such Private Circuits, the following provisions shall apply.

40.3(a) If on an application by a public telecommunications operator the Director is satisfied that the public telecommunications operator has established a prima facie case that any specific charge is unreasonable the Director may, if he considers it necessary to do so, determine that the Licensee shall modify that charge in such a way as to make it reasonable; provided that the Licensee shall not be deemed to have acted unreasonably merely by virtue of having proposed the charge in question.

         (b) Before making a determination under paragraph 40.3(a) the Director shall notify to the Licensee the grounds of the public telecommunications operator's application and his conclusions thereon and the modification he proposes to make or require the Licensee to make, and shall afford the Licensee adequate time, being not less than 28 days, in which to make representations.

40.4(a) Subject to the terms of this paragraph 40.4 any charge determined under paragraph 40.3(a) by the Director shall be determined by reference to the Licensee's usual charge ("the usual charge") for the provision to its customers generally of the usual service.

         (b) Any charge determined under paragraph 40.3(a) by the Director shall not be:-

               (i) less than the usual charge for the usual service by an amount which exceeds any cost savings of the Licensee which are shown to be likely; or

               (ii) less than the usual charge for the usual service plus any additional costs of the Licensee which are shown to be likely.

         (c) In this paragraph 40.4 "costs" means fully allocated costs and a reasonable rate of return on capital employed.

40.5   Any published specific charge is not to be determined under paragraph
40.3 as being unreasonable just because it:-

         (a) varies, as compared with the nearest applicable usual charge, with the cost to the Licensee of the provision of the Private Circuits concerned;

         (b) exceeds the Licensee's charges for Private Circuits of the same or a similar description provided to the generality of its customers; or

         (c) provides the Licensee with a rate of return which is no lower than that obtained by the Licensee in connection with the provision of Private Circuits of the same or a similar description to the generality of its customers.

40.6      Nothing in this Condition shall require the Licensee to:-

         (a) deal with applications from public telecommunications operators in priority to other applications or otherwise discriminate in favor of public telecommunications operators; or

         (b) act in a way which is likely seriously to reduce the quality of service provided by the Licensee to the generality of its customers, in respect of any telecommunications service.

40.7. In this Condition, "well-established operator" means the Licensee has 25% or more of the relevant market (excluding cable television services), as determined by the Director from time to time, within the Licensed Area.".


         Condition 41

         PRENOTIFICATION OF CHANGES IN SHAREHOLDING

         For Condition 41 substitute:-

         "Condition 41

         PRENOTIFICATION RANGES IN SHAREHOLDING

41.1 The Licensee shall notify the Secretary of State if an undertaking becomes a Parent Undertaking in relation to the Licensee.

41.2 Subject to paragraph 41.3 below, the Licensee shall notify the Secretary of State of:

         (a) any change in the proportion of the Shares held in a Relevant Company by any person; or

         (b) the acquisition of any Shares in a Relevant Company by a person not already holding any such Shares, and the proportion of any such Shares held by that person immediately after that acquisition.

41.3 The Licensee shall be obliged to notify the Secretary of State of any acquisition of Shares or change in the Shareholding of a Relevant Company by any person only if, by reason of that acquisition or change, the total number of Shares held in that Relevant Company by that person together with any Shares held by any nominee or trustee for that person immediately after that change or acquisition:

         (a) exceeds 15 per cent of the total number of Shares in that company (where it did not exceed 15 per cent prior to that change or acquisition);

         (b) exceeds 30 per cent of the total number of Shares in that company (where it did not exceed 30 per cent prior to that change or acquisition); or

         (c) exceeds 50 per cent of the total number of Shares in that company (where it did not exceed 50 per cent prior to that change or acquisition),

provided that where a Relevant Company is a public company as defined in section 1 of the Companies Act 1985, the obligation shall be discharged by forwarding to the Secretary of State as soon as practicable all information in respect of that acquisition or that change as is entered on or received for entry on the register required to be maintained by that Relevant Company under section 211 of the Companies Act 1985.

41.4 In any case referred to in 41.1 or 41.2 above, notification shall be given by a date which is 30 days prior to the taking effect of such change or acquisition, as the case may be, or as soon as practicable after that date.

41.5   In this Condition:

         (a) "Parent Undertaking" has the same meaning as in section 258 of the Companies Act 1985;

         (b)   "Relevant Company" means:

               (i)   the Licensee; or

               (ii)  a Parent Undertaking in relation to the Licensee;

         (c) "Shares" has the same meaning as in section 259(2) of the Companies Act 1985 and the term "Shareholding" is to be construed accordingly.".


CONDITION 44

FINANCIAL STATEMENTS

At the end of Condition 44 add:

"44.4   Without prejudice to the generality of paragraph 44.1 the Licensee shall, if the Director so requests, furnish to him within 6 months of its financial year end an FRBS statement. If the Director so requests, there will be appended to the statements a report from the Licensee's auditor stating whether in his opinion the methods of allocation of costs, assets and liabilities are reasonable and whether the statement has been properly prepared applying those methods and is adequate for the purposes specified in paragraph 44.5.

44.5 In this Condition "FRBS statement" means an accounting statement the purposes of which are to set out and fairly present the costs (including capital costs), revenue and financial position of the Licensee's services including a reasonable assessment of the assets employed in and liabilities attributable to those services. The level of disaggregation as between services specified in, and in relation to the financial information contained in, the statement shall be such level as the Director may require from time to time after consultation with the Licensee.".


CONDITION 45

AGREEMENT DOCUMENTS

For Condition 45 substitute:-

"Condition 45

PRENOTIFICATION OF CHANGES TO THE AGREEMENT DOCUMENTS

45.1 The Licensee shall notify the Secretary of State of any change in the terms or effect of the Agreement Documents, howsoever arising.

45.2 The Licensee shall notify the Secretary of State of any change of the Directors of the Licensee.

45.3 In any case referred to in 45.1 or 45.2 above, notification shall be given by a date that is not later than 30 days before that change takes effect, or as soon as practicable after that date.

45.4  In this Condition:

         (a) "Agreement Documents" means any documents the terms of which if changed could result in an undertaking becoming a Parent Undertaking in relation to the Licensee;

         (b) "Parent Undertaking" has the same meaning as in Condition 41 of this Licence.".


CONDITION 46

EXCEPTIONS AND LIMITATIONS ON OBLIGATIONS IN SCHEDULE I


In Condition 46 in paragraph 46.3, after the words ".. failure of any apparatus or equipment" add the words "beyond the control of the licensee".

For that part of paragraph 46.13 which appears before sub- paragraph (i) substitute:

"46.13 This Condition does not apply to Conditions 8, 10.7, 12, 20, 23, 24.1, 25.1, 31, 33, 34, 38.1, 39.1, and 41 and:".


MINOR AND CONSEQUENTIAL AMENDMENTS

At the end of Schedule 1, Part 1 add:-

"6 Any reference in any of these Conditions, however expressed, to the Director notifying the Licensee of any matter, consulting the Licensee about any matter, affording the Licensee an opportunity to make representations, taking representations made by the Licensee into account, or explaining, or giving reasons for, any matter to the Licensee, shall be without prejudice to any obligation of due process or similar obligation which the Director is or may be under by virtue of any rule or principle of law or otherwise.".